Exhibit 10.2

35 Vantage Point Drive, Rochester NY 14624  •  800-828-1470  •  Transcat.com

April 5, 2024

via email: ###

Mark A. Doheny

2970 Nuhua Street
Baldwinsville, New York 13027

Re:	SEPARATION AGREEMENT AND RELEASE OF ALL CLAIMS

Dear Mark:

As you know from your conversation with Lee, your employment with Transcat, Inc. (the “Company”) will end at the close of business on April 8, 2024 (the “Separation Date”). This letter explains the separation benefits that the Company will make available to you and what you need to do to receive them. If you sign this letter, return it to me, and do not revoke your acceptance, then this letter will constitute the Separation Agreement and Release of All Claims (this “Agreement”) between you and the Company on the terms of your separation from employment.

1.

Final Payments. You will receive your regular wages and employment-related benefits owed to you through the Separation Date, all of which will be paid in accordance with the Company’s regular payroll schedule and benefit policies and practices. You will receive the amounts described in this Paragraph 1 even if you decide not to sign this Agreement.

2.

Compensation and Benefits. Except as specifically described in this Paragraph and in Paragraph 3 below, all of your compensation and employment-related benefits will end on the Separation Date, with the exception of group health insurance and dental coverage, which will end on April 30, 2024. You will receive information regarding your right to insurance continuation (at your expense) and your retirement benefits, if applicable, under separate cover. To the extent that you have such rights, nothing in this Agreement will impair them. By signing this Agreement, you agree that upon receipt of the amounts described in Paragraph 1, you have received all wages, benefits, and other compensation due to you.

3.

Separation Benefit. In consideration of your acceptance and non-revocation of this Agreement, the Company will provide you with the following separation benefit:

a)

The Company will enter into the Consulting Agreement attached hereto at Appendix 1, the provisions of which will be incorporated into this Agreement, considered part of this Agreement, and enforceable as described in the Consulting Agreement at Appendix 1.

b)

The Company will provide you with a payment of $126,000 on or about May 30, 2024.

You acknowledge and agree that, in the absence of this Agreement, you are not entitled to the separation benefits set forth in this Paragraph 3.

4.

Company Property. By no later than the Separation Date, you shall return to the Company all documents (and all copies thereof) and other property belonging to the Company that you have in your possession or control, with the exception of any property that the Company authorizes you in writing to retain.  The documents and property to be returned by you include, but are not limited to, all files,

April 5, 2024

correspondence, e-mail, software, databases, memoranda, notes, notebooks, drawings, records, plans, forecasts, reports, studies, analyses, compilations of data, proposals, agreements, financial information, research and development information, supplier, client or customer information, marketing information, operational information, specifications, computer-recorded information, tangible property and equipment (including, but not limited to, facsimile machines, laptops, mobile telephones and servers), credit cards, entry cards, access codes or devices, passwords, identification badges and keys, and any materials of any kind which contain or embody any proprietary information of the Company or its subsidiaries or affiliates (and all reproductions thereof in whole or in part).  You further agree to return all Company property and data in the same working condition in which they were issued.

5.         RELEASE OF ALL CLAIMS

(a)

By accepting this Agreement, you agree that you are releasing and waiving your right to bring any legal claim of any nature against the Company. The claims you are giving up include, but are not limited to, claims related, directly or indirectly, to your employment relationship with the Company, including your separation from employment. This Agreement is intended to be interpreted in the broadest possible manner to include all actual or potential legal claims you may have against the Company, whether known or unknown, except as expressly provided otherwise in Paragraph 5(e).

(b)

Specifically, you agree that you are fully and forever giving up all of your legal rights and claims against the Company, whether or not presently known to you, that are based on events occurring before you sign this Agreement. You agree that the legal rights and claims you are waiving include all rights and claims under, as amended, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Rehabilitation Act of 1973, the Civil Rights Acts of 1866 and 1991, the Americans With Disabilities Act of 1990, the Genetic Information Nondiscrimination Act of 2008, the Equal Pay Act of 1963, the Sarbanes-Oxley Act of 2002, the New York State Human Rights Law, Federal and State False Claims Acts, and any similar federal, state, or local statute, regulation, order, or common law. You specifically agree that you are releasing claims of discrimination based upon age, race, color, sex, sexual orientation or preference, marital status, religion, national origin, citizenship, whistleblower status, veteran status, disability, protected activity, leave use, genetic predisposition or carrier status, and all other legally protected categories.

(c)

You also agree that the legal rights and claims you are giving up include your rights under, as amended, the Family and Medical Leave Act of 1993, the New York State Paid Family Leave Law, the California Paid Family Leave Act, the California Family Rights Act, the Employee Retirement Income Security Act of 1974 (ERISA), the federal Worker Adjustment and Retraining Notification Act of 1989 (WARN), the New York Worker Adjustment and Retraining Notification Act (NY WARN), the New York Whistleblower Law, the New York labor laws (except minimum wage and unemployment claims), and any similar federal, state, or local statute, regulation, order, or common law. In consideration of the promises and undertakings of the Company under this Agreement, you also acknowledge and agree that you have received (or will receive, upon receipt of the amounts described in Paragraph 1) all sums and benefits due you under any agreement (express or implied), the federal Fair Labor Standards Act (FLSA), the New York State Labor Law, and any other federal, state or local wage payment law or leave law. You further agree that the legal rights and claims you are giving up include all common law rights and claims, such as a breach of express or implied contract, tort (whether negligent or intentional), wrongful discharge, retaliation, constructive discharge, infliction of emotional distress, defamation, promissory estoppel, and any claim for fraud, omission, or misrepresentation. You also agree that you are giving up and forever releasing any right you may have to attorneys’ fees, compensatory or economic damages, equitable relief, emotional distress awards, liquidated damages, punitive damages or other compensation from the Company for any of the rights and claims released in this Paragraph 5.

35 Vantage Point Drive, Rochester NY 14624  •  800-828-1470  •  Transcat.com

April 5, 2024

(d)

You agree that the release of all claims described in this Paragraph 5 applies not only to the Company, but also to the Company’s predecessors, successors, subsidiaries, related entities, and employee benefit plans, and all of its or their members, shareholders, officers, directors, agents, attorneys, employees, board members, trustees, fiduciaries, and assigns (collectively with the Company, the “Releasees”).

(e)

The claims you are giving up and releasing do not include your vested rights, if any, under any qualified retirement plan in which you participate, and your COBRA, unemployment insurance, and workers’ compensation rights, if any. In addition, nothing in this Agreement shall be construed to constitute a waiver of: (i) any claims you may have against the Company that arise from events that occur after the date that you sign this Agreement; (ii) your rights, protected under law, to file an administrative charge or complaint with, communicate with, provide relevant information to or otherwise cooperate with any governmental authority regarding a possible violation of law or respond to any inquiry from such authority, including an inquiry about the existence of this Agreement or its underlying facts; (iii) your right to participate in any administrative, regulatory, court or law enforcement investigation, hearing or proceeding; (iv) any other right that you cannot waive as a matter of law. You agree, however, to waive and release any right to receive any individual remedy or to recover any individual monetary or non-monetary damages from the Company as a result of any administrative charge, complaint or lawsuit filed by you or anyone on your behalf; provided that this does not affect any right you may have to recover any payment from a government agency, including the Securities and Exchange Commission, for any information provided to that agency or as otherwise as required by law. In addition, the release of all claims set forth in this Agreement does not affect your rights as expressly created by this Agreement and does not limit your ability to enforce this Agreement.

6.

No Pending Action. You represent that, as of the date that you sign this Agreement, you have not filed any charge, complaint, or action against any of the Releasees in any forum. To the extent any such charge, complaint, or action exists, you agree to immediately withdraw such charge, complaint, or action and take whatever actions are necessary to have the charge, complaint, or action dismissed with prejudice. This Agreement may be used as a complete defense in the future if you bring a lawsuit based on any claim that you have released.

7.

Future Cooperation. You agree that upon reasonable request of the Company, you will do whatever is reasonably necessary to assure an orderly transition of your work and responsibilities and to fully cooperate with these efforts.

8.

Confidentiality; Restricted Statements. The separation benefit being paid or provided under this Agreement and the fact of such payment or provision are confidential and may not be disclosed by you except that you may disclose this information as expressly permitted under this Agreement, and to your spouse, attorney, accountant, or other professional advisor to whom you must make the disclosure in order for them to render professional services to you. You will instruct them, however, to maintain the confidentiality of this information just as you must. You also agree that you will not directly or indirectly make, or cause to be made any maliciously untrue statements or derogatory or defamatory statements, whether written or oral, regarding any of the Releasees. The restrictions imposed by this Paragraph do not apply to any information provided by you in good faith to any government agency for the purpose of reporting or investigating a suspected violation of law.

9.

Future Inquiries. In the event the Company receives an inquiry from a future prospective employer, the Company will disclose the position you held and the duration of your employment in accordance with the Company’s policy and practice regarding references.

35 Vantage Point Drive, Rochester NY 14624  •  800-828-1470  •  Transcat.com

April 5, 2024

10.

Future Employment. You agree that neither you, nor anyone acting on your behalf, will apply for or seek employment with the Company in the future. You agree that in the event you apply for or seek employment with the Company in the future, the Company is under no obligation to consider that application and may deny said application based on this Agreement.

11.

No Admission of Liability. You agree that neither any payment under this Agreement, nor any term or condition of it, shall be construed by either you or Company, at any time, as an admission of liability or wrongdoing by the Company.

12.

Confidential Information. You shall keep secret and retain the confidential nature of all Confidential Information (as defined in Paragraph 12(b) below) of or belonging to the Company and take such other precautions with respect thereto as the Company, in its sole discretion, may reasonably request.

(a)

You shall not at any time use, copy, disclose, or make available any Confidential Information, including to any individual, corporation, partnership, trust, governmental body or other entity; except that you may use, copy, or disclose any Confidential Information (i) to the extent it becomes publicly available through no fault on your part; or (ii) to the extent you are required to do so pursuant to applicable law or pursuant to a final order of a court or arbitrator having jurisdiction thereof; provided, however, that prior to such disclosure you shall promptly notify the Company in writing of any such order or request to disclose and shall cooperate fully with the Company in protecting against any such disclosure by narrowing the scope of such disclosure and/or obtaining a protective order with respect to the permitted use of the Confidential Information. The restrictions imposed by Paragraph 8 and Paragraph 13 do not apply to any information provided by you in good faith to any government agency for the purpose of reporting or investigating a suspected violation of law.

(b)

For purposes of this Agreement, “Confidential Information” shall mean all information pertaining to the business and operations of the Company that is not generally available to the public and the Company desires to keep confidential, including, but not limited to, information relating to the Company’s facilities, services, suppliers, business partners, operations, research, trade secrets, intellectual property, finances, employees, and all documents and other tangible items relating to or containing any such information. You acknowledge that the Confidential Information is vital, sensitive, confidential, and proprietary to the Company. Pursuant to the federal Defend Trade Secrets Act (the “Act”), the Company hereby notifies you that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for disclosure of a trade secret that (A) is made (i) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. You further understand that under the Act, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.

13.

Interim Obligations. You understand and agree that the obligations contained in Paragraphs 4 (Return of Company Property), 7 (Future Cooperation), 8 (Confidentiality; Restricted Statements), and 12 (Confidential Information) are material provisions of this Agreement, for which good and sufficient consideration is provided. However, you also acknowledge and agree that those provisions could be undermined and/or rendered ineffective if you took or take actions that would be violations of said Paragraphs after the Effective Date of this Agreement and/or between the date you were first presented with this Agreement (April 5, 2024) and the Effective Date of this Agreement (the “Interim Period”). Accordingly, as a material inducement for the Company to accept this Agreement, you represent and warrant that, during the Interim Period, you did not and will not take any actions, directly or indirectly, that

35 Vantage Point Drive, Rochester NY 14624  •  800-828-1470  •  Transcat.com

April 5, 2024

would be violations of this Agreement if they occurred after the Effective Date of this Agreement. This includes, but is not limited to, making derogatory statements concerning the Company and/or disclosing the terms of this Agreement or the amounts or benefits to be paid under this Agreement other than as specifically permitted by this Agreement.

14.

Binding Nature. The rights and benefits of the Company under this Agreement shall be transferable to, or enforceable by or against, the Company’s successors and assigns. You agree that this Agreement also binds all persons who might assert a legal right or claim on your behalf, such as your heirs, personal representatives, and assigns, now and in the future. This Agreement may be executed in multiple originals, each of which shall be considered as an original instrument, but all of which together shall constitute one Agreement, and shall bind you, your heirs, executors, administrators, successors, assigns, and legal representatives, and the Company, its successors, assigns, and legal representatives.  A photocopy or facsimile of the original documents will have the same force and effect as the original.

15.

Scope of Agreement. You agree that no promise, inducement, or other agreement not expressly contained or referred to in this Agreement, has been made conferring any benefit upon you, and this Agreement contains the entire agreement between the Company and you regarding the conclusion of your employment. Notwithstanding the foregoing sentence of this Paragraph, you agree that any and all post-employment obligations you have to the Company that are contained in any other agreement, contract, or document shall be deemed incorporated herein by reference and shall continue in full force and effect.

16.

Legal Proceedings; Governing Law; Partial Invalidity. This Agreement shall be construed and governed by the laws of the State of New York. Disputes arising under it shall be heard exclusively by the state or federal courts located in Monroe County, New York. Neither party waives any right it may have to remove such an action to the United States District Court located in Monroe County, New York. You irrevocably agree that all claims and disputes regarding this Agreement may be heard and determined in any such court(s) and you irrevocably waive any objections you may now or hereafter have as to personal jurisdiction, the venue of any such action or proceeding brought in such a court or the fact that such court is an inconvenient forum. If any provision of this Agreement, including the waiver of claims under any particular statute, should be deemed unenforceable, the remaining provisions shall, to the extent possible, be carried into effect, taking into account the general purpose and spirit of this Agreement. The total invalidity or unenforceability of any particular provision of this Agreement shall not affect any other provision of this Agreement, and this Agreement shall be interpreted in all respects as if such invalid or unenforceable provision were omitted. Also, if a court finds that the release of claims (set forth in Paragraph 5 above) is illegal, void, or unenforceable, you agree, promptly upon request, to execute a second release that is legal and enforceable, without further consideration, payments, or compensation.

17.

Modification; Counterparts; Electronic/PDF Signatures: You agree this Agreement may not be altered, amended, modified, or otherwise changed except by another written agreement that specifically refers to this Agreement, executed by authorized representatives of each party to this Agreement. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which together shall constitute the same instrument. Counterparts may be delivered via facsimile, electronic mail, or other electronic transmission method, and may be executed using any electronic signature method complying with the United States ESIGN Act of 2000 (e.g., www.docusign.com). Any such counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

18.

Voluntary Agreement. You agree that you are voluntarily signing this Agreement, that you have not been pressured into agreeing to its terms and that you have enough information to decide whether to sign it. If, for any reason, you believe that this Agreement is not entirely voluntary, or if you believe that you do not have enough information, then you should not sign this Agreement.

35 Vantage Point Drive, Rochester NY 14624  •  800-828-1470  •  Transcat.com

April 5, 2024

19.

Attorney Consultation. You are advised to consult with an attorney of your choice before signing this Agreement. By signing this Agreement, you acknowledge that you have had an opportunity to do so.

20.

Period to Consider Agreement. You have up to 21 calendar days from the date you receive this Agreement to accept the terms of this Agreement by signing and dating it in the space designated below and returning it to me. You may sign and return the Agreement any time on or after the Separation Date and before the end of the 21-day period, and both you and the Company agree that any amendments to this Agreement made after the date that you first received it will not re-start the 21-day period of review.

21.

Effective Date; Revocation. After you have accepted this Agreement, you will have an additional seven (7) calendar days in which to revoke your acceptance. If you do not revoke your acceptance, then the eighth (8th) day after the date of your signature will be the “Effective Date” of the Agreement, and you may not thereafter revoke it. To revoke this Agreement, you agree to send written notice to:

James Jenkins, Esq., General Counsel

Transcat, Inc.

32 Vantage Point Drive

Rochester, NY 14624

###

You acknowledge and agree that if you exercise your right to revoke this Agreement, your termination of employment will nevertheless have occurred effective on the Separation Date, you will not be entitled to the separation benefits in Paragraph 3, and you will immediately return to the Company any such separation benefits you have already received.

[Signature Page Follows]

35 Vantage Point Drive, Rochester NY 14624  •  800-828-1470  •  Transcat.com

April 5, 2024

On behalf of the Company, I want to express our appreciation for your service during your employment. We wish you every success in your future endeavors.

Sincerely,

Transcat, Inc.

/s/ Theresa A. Conroy
Theresa A. Conroy
Senior Vice President, Human Resources

BY SIGNING THIS LETTER, I ACKNOWLEDGE THAT I HAVE HAD THE OPPORTUNITY TO REVIEW THIS AGREEMENT CAREFULLY. I HAVE READ THIS AGREEMENT, I UNDERSTAND ITS TERMS, AND I VOLUNTARILY AGREE TO THEM.

Dated: April 5, 2024

/s/ Mark A. Doheny
Mark A. Doheny

35 Vantage Point Drive, Rochester NY 14624  •  800-828-1470  •  Transcat.com